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                                                                      EXHIBIT 12

                           COCA-COLA ENTERPRISES INC.

                       EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)

                                          QUARTER ENDED       NINE MONTHS ENDED
                                       -------------------   -------------------
                                       SEPT. 29,   OCT. 1,   SEPT. 29,   OCT. 1,
                                         2000       1999       2000       1999
                                       ---------   -------   ---------   -------
Computation of Earnings:
  Earnings from continuing
    operations before income
    taxes ..........................    $   198    $   156    $   334    $   114
  Add:
    Interest expense ...............        197        180        580        541
    Amortization of
      capitalized interest .........          0          0          1          1
    Amortization of debt premium/
      discount and expenses ........          3          7         17         22
    Interest portion of rent
      expense ......................          6          7         18         21
                                        -------    -------    -------    -------
Earnings as Adjusted ...............    $   404    $   350    $   950    $   699
                                        =======    =======    =======    =======
Computation of Fixed Charges:
  Interest expense .................    $   197    $   180    $   580    $   541
  Capitalized interest .............          0          0          2          2
  Amortization of debt premium/
    discount and expenses ..........          3          7         17         22
  Interest portion of rent
    expense ........................          6          7         18         21
                                        -------    -------    -------    -------
Fixed Charges ......................        206        194        617        586
Preferred Stock Dividends (a) ......          1          1          4          4
                                        -------    -------    -------    -------
Combined Fixed Charges and
   Preferred Stock Dividends .......    $   207    $   195    $   621    $   590
                                        =======    =======    =======    =======

Ratio of Earnings to Fixed
   Charges (b) .....................       1.96       1.80       1.54       1.19
                                        =======    =======    =======    =======
Ratio of Earnings to Combined
   Fixed Charges and Preferred
   Stock Dividends (b) .............       1.95       1.79       1.53       1.19
                                        =======    =======    =======    =======

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)  Ratios were calculated prior to rounding to millions.